EXHIBIT 99.1
                                  ------------





                         VIACOM SIGNS AGREEMENT TO SELL
                            ITS RADIO STATIONS GROUP

          Ten Stations in Five Major Markets to be Sold for a Total of
                             $1.075 Billion in Cash

     New York, NY, February 18 -- Viacom Inc. (Amex: VIA and VIAB) announced today that it has entered into a definitive agreement to sell the Viacom Radio Group to Evergreen Media Corporation of Los Angeles for a total of $1.075 billion in cash. Simultaneously, Evergreen announced its agreement to merge with Chancellor Broadcasting Company, with the surviving entity to be named Chancellor Media Corporation. In connection with the signing of the agreement, Evergreen and Chancellor will pay a deposit of $107.5 million in cash to Viacom.

     The Viacom Radio Group owns and operates 10 stations in five major markets including FM duopolies (multiple stations in single markets) in New York, Los Angeles and Washington, D.C. Proceeds from the transaction will be used to repay debt.

     The Viacom Radio Group transaction is subject to normal closing conditions and receipt of FCC approvals and is expected to be completed this summer. Interest will accrue on the total price beginning June 16 if the transaction has not closed by that date. The Viacom Radio transaction is not subject to the closing of the Evergreen/Chancellor merger.

     Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "We are extremely pleased with this transaction, which will yield great benefits both to Viacom and to Evergreen and Chancellor. The sale of our Radio Group is one more major step in our ongoing efforts to strengthen our balance sheet while we continue to focus on growing our core business units. Evergreen and Chancellor are acquiring some of the best-run radio properties in the industry and in the hands of the newly merged group, these stations will get even stronger."

     Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster video and music, MTV Networks, Paramount Parks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster, radio and television stations, and movie screens in 11 countries. Viacom also has a majority interest in Spelling Entertainment Group, as well as a half-interest in Comedy Central, and USA Networks, including the Sci-Fi Channel. National Amusements, Inc., a closely held corporation which operates approximately 1,100 screens in the U.S., the U.K. and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.

     Evergreen and Chancellor are two of the nation's leading "pure play" radio broadcasting companies.

                                    # # # #

Contacts:

Carl Folta
212-258-6352

Susan Duffy
212-258-6347